EXHIBIT 99.2

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Shares of Infinity Natural Resources, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated February 10, 2025

JAIN GLOBAL LLC

By:	/s/ Noah Goldberg
Noah Goldberg, Authorized Signatory

JAIN HOLDINGS LLC

By:	/s/ Noah Goldberg
Noah Goldberg, Authorized Signatory

ROBERT JAIN

By:	/s/ Noah Goldberg
Noah Goldberg, attorney-in-fact*

*	Noah Goldberg is signing on behalf of Robert Jain as attorney-in-fact pursuant to a power of attorney filed with the Securities and Exchange Commission attached hereto as Exhibit 99.1.